Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES TEMPORARY POSTPONEMENT OF SALE OF TRUST ASSETS
LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A. — Trustee
NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (October 22, 2008) — LL&E Royalty Trust (NYSE: LRT) announced today that it intends to temporarily postpone the sale of its assets in light of current market conditions.
During 2006 and 2007 the Trust’s net revenues were below the minimum amounts required by the Trust’s governing documents for the continuation of the Trust. Consequently, in accordance with its governing documents, the Trust terminated effective December 31, 2007.
The Trustee has retained Stifel, Nicolaus and Company, Incorporated (“Stifel Nicolaus”), a nationally recognized investment banking firm, to market the Trust’s assets, and Stifel Nicolaus commenced the marketing process and has solicited preliminary bids for the assets.
On October 17, 2008, Kleinheinz Capital Partners, Inc. (“KCP”), an investment firm based in Fort Worth, Texas, filed a Schedule 13D with the Securities and Exchange Commission, indicating that KCP controls over 1.5 million of the Trust’s units which, to the knowledge of the Trustee, would make KCP the Trust’s largest unit holder. In connection with the filing KCP filed a letter addressed to the Trustee, stating that, given current market conditions, especially the “freezing up” of the credit markets, KCP believes that the sale of the Trust’s assets should be postponed until at least the summer of 2009 in order to allow the Trust to realize the intrinsic value of its assets.
The Trustee subsequently discussed KCP’s concerns with KCP and consulted with Stifel Nicolaus. After considering KCP’s views and consulting with Stifel Nicolaus, the Trustee has determined that it is in the best interests of the Trust unit holders to postpone the sale of the Trust’s assets for an indefinite period of time. The Trustee anticipates that the postponement may be for up to six months; however, the postponement could be shorter or longer. The Trustee will review market conditions frequently, and intends to recommence the marketing process as soon as practicable.
In accordance with the documents governing the Trust, if any asset required to be sold has not been sold by December 31, 2010, the Trustee will cause the asset to be sold at public auction to the highest cash bidder. The Trustee is required to mail notice of any such public auction to all Unit holders at least 30 days prior to any such auction. Except in connection with any proposed non-cash sale, no approval of the Unit holders will be required in connection with the sale of the Trust’s assets.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include those relating to the estimated length of the postponement of the sale of the Trust’s assets, the actions the Trustee intends to take, and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2007, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(800) 852-1422
www.businesswire.com/cnn/lrt.htm